Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
ARTEMIS THERAPEUTICS, INC.

The undersigned, for the purposes of amending the Certificate of Incorporation of Artemis Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Artemis Therapeutics, Inc.

SECOND: The Board of Directors of the Corporation (the “Board”) duly adopted, in accordance with Section 141(f) of the DCGL by unanimous written consent of the Board on July 25, 2022, a resolution proposing and declaring advisable the following amendment to restate Article FIRST of the Certificate of Incorporation of said Corporation:

“FIRST: The name of the Corporation is Manuka, Inc.”

All other provisions of the Certificate of Incorporation shall remain in full force and effect.

This Certificate of Amendment has been duly adopted and approved in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this 18th day of May 2023.

ARTEMIS THERAPEUTICS, INC. By: /s/ Shimon Citron Shimon Citron Chief Executive Officer